Exhibit 10.47

JOHNSONDIVERSEY, INC.

RESTRUCTURING INCENTIVE PLAN

PLAN HIGHLIGHTS

Plan Name	JohnsonDiversey, Inc. Restructuring Incentive Plan (the “Plan”).

Effective Date of the Plan	The effective date of the Plan is January 1, 2006.

Participants	Participants in the Plan are select key executives JohnsonDiversey, Inc. (the “Company”), designated by the Compensation and Management Succession Committee of the Board of Directors (the “Committee”).

Individual Target Awards and Payment Range	Individual Target Awards for participants, the payout range for each performance year, within a possible range of 0% to 200% of an Individual Target Award, and the Performance Targets applicable to a Participant for a fiscal year will be established by the Committee. For regional participants, the criteria relate to the relevant regional performance; for global participants, the criteria relate to total Company performance. Performance Targets are cumulative.

Criteria for Establishing Performance Targets

Performance is assessed against specific budgeted targets for certain performance criteria. Up to three performance metrics will be utilized to measure performance:

(a) EBITDA improvement;

(b) Containment of one-time costs and capital expenditures associated with restructuring; and

(c) Successful divestiture of certain identified business units.

Details of Performance Metrics	EBITDA improvement, in certain cases, is split into two elements for both regional and global participants. The first element is based on EBITDA improvement across the region’s or the Company’s restructuring program. The second total is based on the element of the restructuring program for which the participant is directly responsible. Greater weight is generally given to the regional/total restructuring program savings. For the purposes of the performance metric, EBITDA is defined as EBITDA before tangible and intangible asset impairment charges and other period costs associated with our restructuring activity

With respect to quantifying containment of one-time costs, participants are rewarded based on control of the total one-time costs associated with their region or, for global participants, the Company as a whole. Both one-time expenses and capital expenditures associated with the Company’s restructuring program are taken into account.

With respect to the divestiture metric, in 2006 performance is calculated by comparing the budgeted net proceeds from divestitures with the net proceeds actually achieved. Net proceeds, for this purpose, are gross proceeds less any one-time costs associated with the divestiture. In 2007, in order to better align the incentive plan with required activity, performance is assessed with regard to a number of generic and business-specific, qualitative deliverables designed to separate certain businesses into more stand-alone operations.

Process for Determining Payout of Individual Target Awards

To achieve payout of an Individual Target Award within the established payment range, actual achievement of applicable Performance Targets must be greater than 90% of a specified target. Maximum payouts, within the established payment range, are attained when actual achievement is 110% or more of the specified target. No payouts are available if the Company’s total EBITDA is below 95% of budgeted EBITDA for fiscal 2006 or 85% for fiscal 2007.

At the close of the fiscal year, the Committee evaluates the Participant’s performance against the established targets for applicable performance metrics. The Committee must approve any payout for a Participant.

Termination Prior to Payout	Except as determined by the Committee in its sole discretion, a participant must be employed as of the payout date to be eligible to receive payment of an Individual Target Award.

Payment of Awards	Payouts are made in a lump-sum cash payment in the first quarter of the fiscal year immediately following the fiscal year to which the award relates.

Relationship of the Plan to Other Plans	The Plan is fully discretionary in its application and is not related to other compensation plans of the Company. Awards paid are not pensionable earnings for purposes of the Company’s qualified retirement plans.

Termination of Plan	The Plan is effective for fiscal 2006 and 2007 only.

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